Exhibit 99.1
Supplement to Present Required Information in Searchable Format
MANUFACTURED CAPITAL - page 13

Intel Worldwide Headquarters:
•	Santa Clara, California

Wafer Fabs:
•	Oregon - 10nm, 14nm, 22nm
•	Arizona - 14nm, 22nm
•	New Mexico - 32nm, 45nm
•	Ireland - 14nm
•	Israel - 10nm, 22nm
•	Dalian Memory Fab

Assembly and Test:
•	Chengdu
•	Vietnam
•	Malaysia

OUR PRODUCTS - page 9

Our Product Portfolio

•	Platform Products - A CPU and chipset, an SoC, or a multichip package processes data and controls other devices in a system. They are primarily used in solutions sold through CCG, DCG, and IOTG.

•	Accelerators - Silicon products that can operate alone or accompany our processors in a system as accelerators, such as FPGAs.

•	Boards and Systems - Server boards and small form factor systems such as Intel NUC.

•	Connectivity - Ethernet controllers, Silicon Photonics, wireless cellular modem, Fabric, Wi-Fi, and Bluetooth IC.

•	Memory and Storage - SSD, persistent memory, and memory components.

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